        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Allegiant Bancorp, Inc.
St. Louis, Missouri

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 401(k) Profit Sharing Plan of Allegiant Bancorp, Inc. (the Company) of our reports (a) dated January 19, 2000, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 included therein and (b) dated May 26, 2000, with respect to the financial statements and schedules of the Company's 401(k) Profit Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


St. Louis, Missouri                    /s/ Ernst & Young, LLP
July 19, 2000